EXHIBIT 99.1

Houston Wire & Cable Company Reports Record Sales and EPS Results for the Second Quarter and First Half of 2008

HOUSTON, Aug. 11, 2008 (PRIME NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq:HWCC) (the "Company") announced record sales and earnings per share for the second quarter and first half of 2008.

Selected highlights for the second quarter of 2008 are:

 * Sales increased 9.2% to a record $97.4 million from $89.2 million in 2007
 * Organic growth accounted for the entire increase in sales
 * Fully diluted earnings per share (EPS) set a new record high at
   $0.44
 * Paid quarterly dividend of $0.085 per share
 * Repurchased 1.1% of its outstanding shares

Selected highlights for the first half of 2008 compared to the first half of 2007:

 * Sales increased 9.3% to a record $186.8 million from $171.0 million
 * Organic growth accounted for the entire increase in sales
 * Fully diluted EPS was $0.80 vs. $0.75
 * Repurchased 5.0% of its outstanding shares

Sales of $97.4 million reached a new second quarter sales record. The Company achieved a 9.2% increase over last year's record second quarter. Internal growth from the Company's five major growth initiatives, encompassing Emission Controls, Engineering & Construction, Selected Industrials, LifeGuard(tm) (and other private branded products) and Utility Power Generation, accounted for the entire increase in sales. The Company estimates that sales from these initiatives increased by approximately 20% to 25% over the second quarter of 2007, while second quarter sales in its Repair and Replacement sector, also referred to as Maintenance Repair & Operation (MRO), were slightly down, as we believe this sector is selectively deferring discretionary expenses due to the challenging economic environment.

First half sales growth of 9.3%, from $171.0 million in 2007 to $186.8 million in 2008, also set another sales record. The continuing drivers of the increasing sales levels are the Company's five major growth initiatives, which target infrastructure, power generation and selected industrials.

Gross Margin for the quarter of 24.9%, was lower than the comparative year quarter because of unusually high gross margin in 2007 versus historical trends. On a year-to-date basis, gross margin was 25.1% and in line with longer term historical trends.

Operating Expenses at 11.5% of sales in the second quarter were 40 basis points higher than the prior year's second quarter. The increase is due to increased commissions, higher salary expense due to additional sales personnel required to support the growth plan and an increase in stock compensation expense. Operating Expenses as a percent of sales for the first six months of 2008 were flat with 2007 at 12.0%.

Operating cash flow was $2.0 million in 2008, lower than the $5.0 million generated in 2007, reflecting additional working capital investments. The increase in interest expense to $0.5 million in the second quarter of 2008 from $0.2 million in 2007 and on a year-to-date basis to $1.0 million from $0.4 million in 2007 was principally due to increased borrowings to support the continued purchase of treasury stock.

Net Income for the second quarter and for the first six months was lower than the prior periods by 8.0% and 7.9%, respectively, as continued sales increases were unable to mitigate decreased gross margins and higher levels of operating expenses.

Basic and diluted EPS for the second quarter of 2008 were $0.44 compared to $0.40 in 2007, as the reduction in the number of shares outstanding more than made up for the decrease in net income. For the first six months of 2008, basic and fully diluted earnings per share were $0.81 and $0.80, respectively, compared to $0.75 per share for the comparable 2007 period.

President and CEO, Charles Sorrentino commented, "We were pleased to see the continuing increase in sales at 9.2% despite the current economic conditions and what appears to be flat to slightly positive industry sales growth. Our five growth initiatives continue to be the primary driver of our organic sales increases. These growth initiatives are embedded in the core industrial and infrastructure base of the economy, which we believe to be more resilient than other sectors of the general economy.

"We are benefiting from the recent additions to our sales force, enhanced sales training and product line expansions. We have repurchased an additional 5.0% of our outstanding shares in 2008. Since adopting our buyback program in August 2007, we have purchased a total of 15.9% of the outstanding shares, and at June 30, 2008, the remaining authorization to repurchase shares under the program was $20.3 million. The Company continued to pay a quarterly dividend at a rate of $0.085 cents per share. These actions represent our continuing commitment to shareholders to manage capital in an efficient manner while still maintaining adequate resources to make acquisitions and fund future organic growth.

"A special thanks to all Houston Wire & Cable Company team members for a job well done throughout the first half in a tough economic environment."

Conference Call

The Company will host a conference call to discuss second quarter results on Monday, August 11th at 10:00 am CT. Hosting the call will be Charles Sorrentino, President and Chief Executive Officer, and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website, www.houwire.com. A replay of the webcast will be available for 30 days. A replay of the conference call will be available approximately two hours after the conclusion of the call. This audio replay will be available until August 18, 2008. Interested parties should use the following replay phone numbers:

 Domestic Replay Number:       (888) 203-1112
 International Replay Number:  (719) 457-0820
 Participant Password:         3125594

About the Company

With more than 30 years experience in the electrical industry, Houston Wire & Cable Company is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard(tm), a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

The Houston Wire & Cable Company logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=2807

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors which include, but are not limited to, economic downturns and cyclicality in the markets served, risks associated with inventory, fluctuations in the prices of copper and other commodities, changes in relationships with customers, dependence on third-party manufacturers and suppliers, changes in the terms of vendor rebate programs, loss of key personnel or difficulties recruiting and retaining new qualified personnel, market acceptance of private branded products, success of initiatives to penetrate targeted markets, future capital needs and uncertainty of additional financing, new or changed competitors, other risks and challenges. For a complete discussion of risk factors, please review our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008.

Additionally, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

                    HOUSTON WIRE & CABLE COMPANY
                     Consolidated Balance Sheets
                  (In thousands, except share data)

                                                June 30,   December 31,
                                                  2008         2007
                                              -----------  -----------
                                              (unaudited)
 Assets
 Current assets:
  Cash and short-term investments             $     1,143  $        --
  Accounts receivable, net                         63,190       58,202
  Inventories, net                                 72,245       69,299
  Deferred income taxes                             1,099        1,054
  Prepaid expenses                                  1,209          832
  Income taxes receivable                              --        2,004
                                              -----------  -----------
 Total current assets                             138,886      131,391
                                              -----------  -----------

 Property and equipment, net                        3,189        3,234
 Goodwill                                           2,996        2,996
 Deferred income taxes                              1,674        1,356
 Other assets                                         127          114
                                              -----------  -----------
 Total assets                                 $   146,872  $   139,091
                                              ===========  ===========

 Liabilities and stockholders' equity
 Current liabilities:
  Book overdraft                              $        --  $     3,854
  Trade accounts payable                           15,625       12,297
  Accrued and other current liabilities            10,446       17,263
  Income taxes payable                                205           --
                                              -----------  -----------
 Total current liabilities                         26,276       33,414
                                              -----------  -----------

 Long term obligations                             50,406       34,507

 Stockholders' equity:
  Common stock, $0.001 par value; 100,000,000
   shares authorized; 20,988,952 shares
   issued: 17,695,969 and 18,577,727
   outstanding at June 30, 2008 and
   December 31, 2007, respectively                     21           21
  Additional paid-in-capital                       55,443       54,131
  Retained earnings                                68,688       57,846
  Treasury stock                                  (53,962)     (40,828)
                                              -----------  -----------
 Total stockholders' equity                        70,190       71,170
                                              -----------  -----------
 Total liabilities and stockholders' equity   $   146,872  $   139,091
                                              ===========  ===========

                    HOUSTON WIRE & CABLE COMPANY
                  Consolidated Statements of Income
                             (Unaudited)
           (In thousands, except share and per share data)

                        ----------------------  ----------------------
                          Three Months Ended       Six Months Ended
                               June 30,                June 30,
                        ----------------------  ----------------------
                           2008        2007        2008        2007
                        ----------  ----------  ----------  ----------
 Sales                  $   97,384  $   89,210  $  186,825  $  170,998
 Cost of sales              73,153      65,486     139,927     124,665
                        ----------  ----------  ----------  ----------
 Gross profit               24,231      23,724      46,898      46,333

 Operating expenses:
  Salaries and
   commissions               6,095       5,499      12,171      11,177
  Other operating
   expenses                  5,001       4,300       9,985       9,066
  Depreciation and
   amortization                129         109         256         219
                        ----------  ----------  ----------  ----------
 Total operating
  expenses                  11,225       9,908      22,412      20,462
                        ----------  ----------  ----------  ----------
 Operating income           13,006      13,816      24,486      25,871
 Interest expense              450         186         991         371
                        ----------  ----------  ----------  ----------
 Income before income
  taxes                     12,556      13,630      23,495      25,500
 Income taxes                4,811       5,209       9,013       9,782
                        ----------  ----------  ----------  ----------
 Net income             $    7,745  $    8,421  $   14,482  $   15,718
                        ==========  ==========  ==========  ==========

 Earnings per share:
  Basic                 $     0.44  $     0.40  $     0.81  $     0.75
                        ==========  ==========  ==========  ==========
  Diluted               $     0.44  $     0.40  $     0.80  $     0.75
                        ==========  ==========  ==========  ==========
 Weighted average common
  shares outstanding:
  Basic                 17,760,989  20,960,621  17,955,381  20,914,580
                        ==========  ==========  ==========  ==========
  Diluted               17,798,403  21,042,872  17,993,823  21,019,981
                        ==========  ==========  ==========  ==========
 Dividends declared per
  share                 $    0.085  $       --  $     0.17  $       --
                        ==========  ==========  ==========  ==========

                    HOUSTON WIRE & CABLE COMPANY
                Consolidated Statements of Cash Flows
                             (Unaudited)
                            (In thousands)

                                                    Six Months Ended
                                                        June 30,
                                                  --------------------
                                                    2008        2007
                                                  ---------  ---------
 Operating activities
 Net income                                       $  14,482  $  15,718
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization                         256        219
  Amortization of capitalized loan costs                 40         32
  Amortization of unearned stock compensation         1,058        855
  Provision for doubtful accounts                        14       (299)
  Provision for returns and allowances                   27       (156)
  Provision for inventory obsolescence                   (6)       (54)
  Deferred income taxes                                (363)      (257)
  Changes in operating assets and liabilities:
   Accounts receivable                               (5,029)    (5,206)
   Inventories                                       (2,940)    (7,819)
   Prepaid expenses                                    (377)      (390)
   Other assets                                         (53)       (29)
   Book overdraft                                    (3,854)     1,294
   Trade accounts payable                             3,328      2,731
   Accrued and other current liabilities             (6,817)      (481)
   Income taxes payable/receivable                    2,209     (1,128)
                                                  ---------  ---------
 Net cash provided by operating activities            1,975      5,030
 Investing activities

  Expenditures for property and equipment              (211)      (264)
                                                  ---------  ---------
 Net cash used in investing activities                 (211)      (264)
 Financing activities
  Borrowings on revolver                            192,696    166,628
  Payments on revolver                             (176,797)  (172,687)
  Proceeds from exercise of stock options                54         90
  Excess tax benefit for stock options                  255      1,203
  Payment of dividends                               (3,040)        --
  Purchase of treasury stock                        (13,789)        --
                                                  ---------  ---------
 Net cash used in financing activities                 (621)    (4,766)
                                                  ---------  ---------
 Net change in cash                                   1,143         --
 Cash at beginning of period                             --         --
                                                  ---------  ---------
 Cash at end of period                            $   1,143  $      --
                                                  =========  =========

CONTACT:  Houston Wire & Cable Company
          Hope M. Novosad, Investor Relations Coordinator
          713.609.2110
          Fax: 713.609.2168
          hnovosad@houwire.com